Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.19

KONTOOR BRANDS, INC.

Mid-Term Incentive Plan

1. Purposes. This Mid-Term Incentive Plan (as amended from time to time, the “Plan”) of Kontoor Brands, Inc. (the “Company”) is implemented under the Company’s 2019 Stock Compensation Plan (the “2019 Plan”). The Plan is intended to provide an additional means to attract and retain talented executives and employees, to link a significant element of such persons’ compensation opportunity to the Company’s performance over more than one year, thereby providing an incentive for successful long-term strategic management of the Company, and to further the purposes of the 2019 Plan.

2. Status as Subplan Under the 2019 Plan; Administration. This Plan is a subplan implemented under the 2019 Plan, and will be administered by the Talent and Compensation Committee of the Board of Directors in accordance with the terms of the 2019 Plan. All of the terms and conditions of the 2019 Plan are hereby incorporated by reference in this Plan, and if any provision of this Plan or an agreement evidencing an award hereunder conflicts with a provision of the 2019 Plan, the provision of the 2019 Plan shall govern. Capitalized terms used in this Plan but not defined herein shall have the same meanings as defined in the 2019 Plan.

3. Certain Definitions. In addition to terms defined above and in the 2019 Plan, the following are defined terms under this Plan:

(a) “Account” means the account established for a Participant under Section 7(a).

(b) “Administrator” means the officers and employees of the Company responsible for the day-to-day administration of the Plan and to which other authority may be delegated under Section 10(b). Unless otherwise specified by the Committee, the Administrator shall be the [Kontoor Brands, Inc. Pension Plan Committee].

(c) “Cause” means (i), if the Participant has an Employment Agreement defining “Cause,” the definition under such Employment Agreement, or (ii), if the Participant has no Employment Agreement defining “Cause,” the Participant’s gross misconduct, meaning (A) the Participant’s willful and continued refusal substantially to perform his or her duties with the Company (other than any such refusal resulting from his or her incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Board of Directors that specifically identifies the manner in which the Board believes that the Participant has refused to perform his or her duties, or (B) the willful engaging by the Participant in misconduct materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(d) “Disability” means (i), if the Participant has an Employment Agreement defining “Disability,” the definition under such Employment Agreement, or (ii), if the Participant has no Employment Agreement defining “Disability,” the Participant’s incapacity due to physical or mental illness resulting in the Participant’s absence from his or her duties with the Company on a full-time basis for 26 consecutive weeks, and, within 30 days after written notice of termination has been given by the Company, the Participant has not returned to the full-time performance of his or her duties.

(e) “Dividend Equivalents” means credits in respect of each PRSU representing an amount equal to the dividends or distributions declared and paid on a share of Common Stock, subject to Section 7(b).

(f) “Employment Agreement” means a written agreement between the Company and a Participant securing the Participant’s services as an employee or service provider for a period of time and in effect at the time of the

Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Participant’s Designation of Participation (as defined below) or, if no such agreement is then in effect, an agreement providing severance benefits to the Participant upon termination of employment or service in effect at the time of the Participant’s Designation of Participation (including for this purpose an agreement providing such benefits only during a period following a defined change in control, whether or not a change in control in fact has occurred prior to the Participant’s Termination of Employment).

(g) “Good Reason” means “Good Reason” as defined in the Participant’s Employment Agreement. If the Participant has no such Employment Agreement, no circumstance will constitute “Good Reason” for purposes of this Plan unless otherwise specified in the agreement evidencing the Participant’s award of PRSUs.

(h) “Participant” means an Employee participating in this Plan.

(i) “Performance Cycle” means the period specified by the Committee over which a designated amount of PRSUs potentially may be earned. A Performance Cycle generally will be a period of three consecutive fiscal years of the Company. Unless otherwise determined by the Committee, for purposes of Section 8(a)(i)(B), one full year of a Performance Cycle shall be deemed to be completed on the earlier of (i) the last day of the first fiscal year of the Performance Cycle or (ii) the thirty-first day of the month that falls in the week before that fiscal-year-end date.

(j) “Performance Goal” means the performance required to be achieved as a condition of earning a specified amount of PRSUs, including the business metric and the level of performance required to be achieved. A Performance Goal can include more than one business metric and related performance levels.

(k) “PRSU” or “Performance Restricted Stock Unit” means a Stock Unit that is potentially earnable by a Participant upon achievement of the specified Performance Goal. PRSUs that have been earned but deferred at the election of the Participant continue to be referred to as PRSUs under the Plan, with the understanding that such PRSUs are no longer forfeitable upon Termination of Employment or based on performance.

(l) “Pro Rata Portion” means a portion of a specified number of PRSUs earned in a given Performance Cycle assuming continued employment throughout the Performance Cycle, such portion determined by multiplying such number of earned PRSUs by a fraction, the numerator of which is the number of calendar days from the beginning of the Performance Cycle until the applicable proration date and the denominator of which is the number of calendar days in the Performance Cycle.

(m) “Settlement Deadline” means the March 15 following the end of a given Performance Cycle; provided, however, that the Committee may specify a different Settlement Deadline for specific PRSUs so long as such Settlement Deadline is compliant with Code Section 409A.

(n) “Stock Unit” means a bookkeeping unit that represents a right to receive one share of Common Stock upon settlement, together with a right to accrual of additional Stock Units as a result of Dividend Equivalents as specified in Section 7(b), subject to the terms and conditions of this Plan. Stock Units, which constitute an award under Article VIII of the 2019 Plan (including Section 8.6 thereof), are arbitrary accounting measures created and used solely for purposes of this Plan and do not represent ownership rights in the Company, shares of Common Stock or any asset of the Company.

(o) “Target PRSUs” means a number of PRSUs designated as a target number that potentially may be earned by a Participant in a given Performance Cycle.

(q) “Termination of Employment” means the Participant’s termination of employment with the Company or any of its Subsidiaries or affiliates in circumstances in which, immediately thereafter, the Participant is not employed by the Company or any of its Subsidiaries or affiliates; provided, however, that in the case of any PRSUs that constitute a deferral of compensation for purposes of Code Section 409A, Termination of

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Employment shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). The date of Termination of Employment will be determined without giving effect to any period during which severance payments may be made to a Participant, unless otherwise specifically provided herein or in the Participant’s Award agreement.

4. Shares Available Under the Plan. Shares issuable or deliverable in settlement of PRSUs shall be drawn from the 2019 Plan. The Committee will monitor share usage under this Plan and the 2019 Plan to ensure that shares are available for settlement of PRSUs in compliance with the requirements of the 2019 Plan.

5. Eligibility. Employees and other service providers (excluding non-employee Directors) who are eligible to participate in the 2019 Plan may be selected by the Committee to participate in this Plan.

6. Designation and Earning of PRSUs.

(a) Designation of PRSUs, Pre-Set Goals, Challenge Goals and Related Terms. At such time as it may determine, the Committee will (i) select eligible persons to participate in a Performance Cycle, (ii) designate for each Participant the number of Target PRSUs and the range of PRSUs the Participant shall have the opportunity to earn in such Performance Cycle and (iii) specify the Performance Goal and the related number of PRSUs that may be earned based on the level of achievement of the Performance Goal. The time at which these terms have been designated for a given Participant shall be the Participant’s “Designation of Participation” for the specified Performance Cycle. The number of PRSUs potentially earnable by each Participant shall range from a minimum of 0% to a maximum of 225% of the specified number of Target PRSUs, unless the Committee specifies different percentage earning levels. The Performance Goal may be specified as a table, grid or formula that sets forth the amount of PRSUs that will be earned upon achievement of a specified level of performance during all or part of the Performance Cycle.

(b) Adjustments to Performance Goal. The Committee may provide for adjustments to the Performance Goal, the Performance Cycle and other terms of Awards to reflect changes in accounting rules, corporate structure or other circumstances of the Company, for the purpose of preventing dilution or enlargement of Participants’ opportunity to earn PRSUs hereunder, and subject to Section 12.15 of the Plan.

(c) Determination of Number of Earned PRSUs. Not later than the Settlement Deadline following the end of each Performance Cycle, the Committee shall determine the extent to which the Performance Goal for the earning of PRSUs was achieved during such Performance Cycle and the number of PRSUs earned by each Participant for the Performance Cycle. The date at which the Committee makes a final determination of PRSUs earned with respect to a given Performance Cycle will be the “Determination Date” for such Performance Cycle. The Committee may adjust upward or downward the number of PRSUs earned, in its discretion (subject to Plan Section 12.15), in light of such considerations as the Committee may deem relevant, but in accordance with a standard that the number of earned PRSUs shall correlate to the performance achieved by the efforts of management (including the Participant) as intended at the time of setting of the Performance Goal. Unless otherwise determined by the Committee, PRSUs that are not earned by achievement of the Performance Goal will be immediately forfeited.

7. Certain Terms of PRSUs.

(a) Accounts. The Company shall maintain a bookkeeping account for each Participant reflecting the number of PRSUs then credited to the Participant hereunder. The Account may include subaccounts or other designations showing, with respect to separate Performance Cycles, PRSUs that remain potentially earnable, PRSUs that have been earned but deferred and other relevant information. Fractional PRSUs shall be credited to at least three decimal places for purposes of this Plan, unless otherwise determined by the Administrator.

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Dividend Equivalents and Adjustments. Unless otherwise determined by the Administrator (subject to Plan Section 12.1), Dividend Equivalents shall be paid or credited on PRSUs that have been earned as follows:

(i)

Regular Cash Dividends. At the time of settlement of PRSUs under Section 8 or 9, the Administrator shall determine the aggregate amount of regular cash dividends that would have been payable to the Participant, based on record dates for dividends since the beginning of the Performance Cycle (or, if later, the date of the Participant’s Designation of Participation), if the earned PRSUs then to be settled had been outstanding shares of Common Stock at such record date (without compounding of dividends but adjusted to account for splits and other extraordinary corporate transactions). Such aggregate cash amount will be withheld to cover withholding taxes applicable at the settlement date, with any amount in excess of such tax withholding amount converted to a number of shares (or deferred shares, if applicable) by dividing such excess amount by the Fair Market Value of a share of Common Stock at the settlement date.

(ii)

Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then the number of PRSUs credited to each Participant’s Account and potentially earnable hereunder as of the payment date for such dividend or distribution or forward split shall be automatically adjusted by multiplying the number of PRSUs credited to the Account or potentially earnable as of the record date for such dividend or distribution or split by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(iii)

Adjustments. If the Company declares and pays a dividend or distribution on Common Stock that is not a regular cash dividend and not in the form of additional shares of Common Stock, or if there occurs any other event referred to in Article XI of the 2019 Plan, the Committee may determine to adjust the number of PRSUs credited to each Participant’s Account and potentially earnable hereunder (including provision for the earning of property or other forms of compensation than Common Stock), in order to prevent dilution or enlargement of Participants’ rights with respect to PRSUs.

(iv)

Vesting and Forfeiture of Additional PRSUs. PRSUs and other rights to compensation that result from a stock dividend or split under Section 7(b)(ii) or an adjustment under Section 7(b)(iii) shall be subject to the same vesting terms (including earning based on achievement of the Performance Goal) and risk of forfeiture as applied to the related PRSUs originally granted.

(c) Statements. An individual statement relating to a Participant’s Account will be issued to the Participant not less frequently than annually. Such statement shall report the amount of PRSUs potentially earnable and the number of PRSUs earned and remaining credited to the Participant’s Account (i.e., not yet settled), transactions therein during the period covered by the statement, and other information deemed relevant by the Administrator. Such statement may be combined with or include information regarding other plans and compensatory arrangements affecting the Participant. A Participant’s statements may evidence the Company’s obligations in respect of PRSUs without the need for the Company to enter into a separate agreement relating to such obligations; provided, however, that any statement containing an error shall not represent a binding obligation to the extent of such error.

8. Effect of Termination of Employment.

(a) Termination Prior to End of a Performance Cycle. Except to the extent set forth in subsections (i) through (v) of this Section 8(a), upon a Participant’s Termination of Employment prior to the end of a given Performance Cycle, all unearned PRSUs relating to such Performance Cycle shall cease to be earnable and shall be canceled and forfeited, and the Participant shall have no further rights or opportunities hereunder:

(i)	Retirement. If Termination of Employment is due to the Retirement of the Participant, the Participant shall be entitled to receive settlement of the total number of PRSUs actually earned for the

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

Performance Cycle in accordance with Section 6(c), except that PRSUs that have not been held for the minimum vesting period under Section 6.2 of the 2019 Plan (i.e., from the Designation of Participation to the date of Termination of Employment by reason of Retirement) will not be earnable and will be cancelled as of the date of Termination of Employment. The settlement of PRSUs for any such Performance Cycle shall occur promptly (and in any event not later than the Settlement Deadline) following completion of that Performance Cycle. Any deferral election filed by the Participant shall be effective and apply to the time of settlement of the PRSUs.

(ii)

Death or Disability. If Termination of Employment is due to the Participant’s death or Disability, the Participant shall be entitled to receive settlement of the total number of PRSUs the Participant actually earned for the Performance Cycle in accordance with Section 6(c). Any deferral election filed by the Participant shall have no effect on the time of settlement of the PRSUs.

(iii)

Involuntary Termination By the Company Not for Cause Prior to a Change in Control. If Termination of Employment is an involuntary separation by the Company not for Cause prior to a Change in Control, the Participant shall be entitled to receive settlement of a Pro Rata Portion of the total number of PRSUs that would have been actually earned for the Performance Cycle in accordance with Section 6(c), assuming continued employment throughout the Performance Cycle. For this purpose, the proration date (used to calculate the Pro Rata Portion) shall be the earlier of (A) the last day of the payroll period with respect to which a severance payment in the nature of salary continuation will be made and (B) the last day of the Performance Cycle. If no severance payments are to be made, the applicable proration date shall be the date of Termination of Employment. The foregoing notwithstanding, PRSUs that have not been held for the minimum vesting period under Section 6.2 of the 2019 Plan (i.e., from the Designation of Participation to the date of Termination of Employment without Cause) will not be earnable and will be canceled as of the date of Termination of Employment. The settlement of PRSUs shall occur promptly (and in any event not later than the Settlement Deadline) following completion of the applicable Performance Cycle. Any deferral election filed by the Participant shall have no effect on the time of settlement of the PRSUs.

(iv)

At or Following a Change in Control, Involuntary Termination By the Company Not for Cause or by Participant for Good Reason. If Termination of Employment occurs at or after a Change in Control and is an involuntary separation by the Company not for Cause or a Termination by the Participant for Good Reason, the Participant shall be entitled to receive settlement of the total number of PRSUs the Participant is deemed to have earned in accordance with this Section 8(a)(iv), promptly (and in any event within 30 days) following the date of Termination of Employment (subject to the final paragraph of this Section 8(a)). The amount of the settlement shall assume that the Participant has remained with the Company through the completion of each open Performance Cycle and that the performance achieved by the Company with respect to the applicable Performance Goal for each such Performance Cycle is the average of the performance achieved for the completed year(s) in such Performance Cycle if greater than 100% (i.e., the performance required to earn at least the Target PRSUs), or, if such average is less than 100%, the performance achieved shall be deemed to be the average of the actual performance for the completed year(s) in such Performance Cycle (if any) together with performance for years not yet complete being deemed to be 100% of target performance. Any deferral election filed by the Participant shall have no effect on the time of settlement of the PRSUs.

(v)

Termination by the Company for Cause or Voluntary Termination by the Participant. If Termination of Employment is either by the Company for Cause or voluntary by the Participant (excluding a Termination for Good Reason following a Change in Control and excluding a Retirement), PRSUs relating to each Performance Cycle which has not yet ended will cease to be earnable and will be canceled.

The foregoing provisions notwithstanding, in the case of any PRSUs that constitute a deferral of compensation for purposes of Code Section 409A: (i) if such PRSUs would be settled at a date related to a Termination of Employment (other than due to death) under this Section 8(a) or in connection with a permitted elective deferral

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

of the PRSUs, such settlement date would be within six months after the Termination of Employment, and the Participant is a “Specified Employee” at the date of Termination of Employment under Code Section 409A, then the settlement date will be delayed until the date six months after Termination of Employment; (ii) if a fiscal year ends in December, any settlement required to follow such fiscal year end shall occur only on or after January 1; and (iii) if a Change in Control occurs but in connection therewith no event has occurred that constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation § 1.409A-3(i)(5)), then the time of settlement under Section 8(a)(iv) shall not be as specified therein but shall instead be at the applicable time under Section 8(a)(iii) (for clarity, the amount of PRSUs earned nevertheless will be determined under Section 8(a)(iv)). PRSUs for a given Performance Cycle each will be deemed a separate payment for purposes of Code Section 409A. It is intended that PRSUs that are not electively deferred hereunder constitute short-term deferrals under Treasury Regulation § 1.409A-1(b)(4), unless otherwise specifically designated by the Company in the case of a specified Participant or class of PRSUs.

(b) Termination After Performance Cycle. Upon a Participant’s Termination of Employment at or after the end of a Performance Cycle, all PRSUs resulting from such Performance Cycle shall be settled in accordance with Section 9(a) as promptly as practicable after the Determination Date with respect to such Performance Cycle, except that, if the Participant has timely filed an irrevocable election to defer settlement of PRSUs following a Termination of Employment due to Retirement, such PRSUs shall be settled in accordance with such deferral election.

(c) Release. Any settlement of PRSUs following Termination of Employment may be delayed by the Committee if the Participant’s Employment Agreement or any policy of the Committee then in effect conditions such settlement or severance payments upon the Company receiving a full and valid release of claims against the Company. In such case, the Company shall supply the form of release to the Participant by the date of Termination of Employment, and Participant must sign the release and not revoke it by such date as may be specified by the Company but in no event later than 52 days after Termination of Employment. If such 52-day period would begin in one calendar year and end in the next, then settlement shall only occur in the latter calendar year.

9. Settlement of PRSUs.

(a) Settlement If PRSUs Not Deferred. Not later than the Settlement Deadline following the end of each Performance Cycle, the Committee shall settle all PRSUs earned in respect of such Performance Cycle, other than PRSUs deferred under Section 9(b) or settled as specified in Section 8, by issuing and/or delivering to the Participant one share of Common Stock for each PRSU being settled. Such issuance or delivery shall occur as promptly as practicable after the Determination Date for the Performance Cycle.

(b) Deferral of PRSUs. If and to the extent authorized by the Committee, at any time on or before such date as may be specified by the Administrator, the Participant may elect to defer settlement of PRSUs to a specified date (i) later than the Determination Date for the Performance Cycle to which the PRSUs relate or (ii) later than Termination of Employment due to Retirement, as specified by the Participant; provided, however, that an optional deferral shall be subject to such additional restrictions and limitations as the Committee or Administrator may from time to time specify, including for purposes of ensuring that the Participant will not be deemed to have constructively received compensation in connection with such deferral. Unless otherwise specified by the Committee not later than the Designation of Participation, dividend equivalents shall accrue on deferred PRSUs and shall be paid in cash annually to the Participant at an annual payment date set by the Administrator, without interest or compounding.

(c) Creation of Rabbi Trust. If and to the extent authorized by the Committee, the Company may create one or more trusts and deposit therein Common Stock or other property for delivery to the Participant in satisfaction of the Company’s obligations hereunder. Any such trust shall be a “rabbi” trust that shall not jeopardize the status of the Participant’s rights hereunder as “unfunded” deferred compensation for federal income tax purposes.

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Settlement of PRSUs at the End of the Deferral Period. Not later than 15 days after the end of any elective period of deferral or immediately in the case of a deferral period ending immediately prior to a Change in Control, the Company will settle all PRSUs then credited to a Participant’s Account by issuing and/or delivering to the Participant one share of Common Stock for each PRSU being settled. Any deferral period will end on an accelerated basis immediately prior to a Change in Control, except as limited under Section 8(a) (final paragraph) and Section 9(b).

(e) Manner of Settlement. The Committee or Administrator may, in its or his or her sole discretion, determine the manner in which shares of Common Stock shall be delivered by the Company, including the manner in which fractional shares shall be dealt with; provided, however, that no certificate shall be issued representing a fractional share. In furtherance of this authority, PRSUs may be settled by the Company issuing and delivering the requisite number of shares of Common Stock to a member firm of the New York Stock Exchange that is also a member of the National Association of Securities Dealers, as selected by the Company from time to time, which shares shall be deposited by such member firm in a separate brokerage account for each Participant. If there occurs any delay between the settlement date and the date shares are issued or delivered to the Participant, a cash amount equal to any dividends or distributions the record date for which fell between the settlement date and the date of issuance or delivery of the shares shall be paid to the Participant together with the delivery of the shares.

(f) Settlement of PRSUs Held by Non-US Residents. Other provisions of the Plan and this Plan (including Section 9(e) above) notwithstanding, PRSUs credited to the Account of a Participant who resides in or is subject to income tax laws of a country other than the United States may be settled in cash, in the discretion of the Committee. The cash amount payable in settlement of each PRSU shall equal the Fair Market Value of a share at the date of not more than five business days before the date of settlement. The Committee is authorized to vary the terms of participation of such a foreign Participant in any other respect (including in ways not consistent with the express provisions of the Plan) in order to conform to the laws, regulations and business customs of a foreign jurisdiction.

(g) Tax Withholding. The Company shall deduct from any settlement of a Participant’s PRSUs and cash dividends payable in respect of any deferred PRSUs any Federal, state, or local withholding or other tax or charge that the Company is then required to deduct under applicable law. In furtherance of this requirement, the Company shall withhold from the cash dividend equivalents deliverable as part of the settlement of PRSUs cash, and from the shares of Common Stock issuable in settlement of a Participant’s PRSUs the number of shares having an aggregate Fair Market Value, together with such cash, equal to any Federal, state, and local withholding or other tax or charge that the Company is required to withhold under applicable law, unless the Participant has otherwise elected and has made other arrangements satisfactory to the Company to pay such withholding amounts or unless otherwise determined by the Committee.

(h) Non-Transferability. Unless otherwise determined by the Committee, neither a Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any PRSU, Account or Account balance, or other right hereunder, nor shall any such PRSU, Account or Account balance or other right be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or any beneficiary, or to the debts, contracts, liabilities, engagements or torts of the Participant or any Beneficiary or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

10. General Provisions.

(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate this Plan, and such action shall not be subject to the approval of the Company’s shareholders; provided, however, that, without the consent of an affected Participant, no such action may materially impair legally binding rights of such Participant under this Plan. The foregoing notwithstanding, the Committee may, in its discretion, accelerate

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Confidential Treatment Requested by Kontoor Brands, Inc.

Pursuant to 17 C.F.R. Section 200.83

the termination of any Performance Cycle or any deferral period and the resulting settlement of PRSUs with respect to an individual Participant or all Participants, except that any accelerated settlement of PRSUs that constitute a deferral of compensation under Code Section 409A may occur only in compliance with applicable Regulations and interpretations of Section 409A.

(b) Delegation of Administrative Authority. The Committee may, in writing, delegate some or all of its power and responsibilities under the Plan to the Administrator or any other officer of the Company or committee of officers and employees, except such delegation may not include (i) authority to amend the Plan under Section 10(a), or (ii) authority that otherwise may not be delegated under the terms of the 2019 Plan, this Plan, or applicable law. In furtherance of this authority, the Committee hereby delegates to the Administrator, as from time to time designated, authority to administer the Plan and act on behalf of the Committee to the fullest extent permitted under this Section 10(b). This delegation of authority to the Administrator shall remain in effect until terminated or modified by resolution of the Committee (without a requirement that the Plan be amended further). The authority delegated to the Administrator hereunder shall include:

(i)	Authority to adopt such rules for the administration of the Plan as the Administrator considers desirable, provided they do not conflict with the Plan; and

(ii)

Authority under Section 9(b) to impose restrictions or limitations on Participant deferrals under the Plan, including to promote cost-effective administration of the Plan; no restriction or limitation on deferrals shall be deemed to conflict with the Plan.

No individual acting as Administrator (including any member of the Committee serving as Administrator) shall participate in a decision directly affecting his or her own rights or obligations under the Plan, although participation in a decision affecting all Participants shall not be prohibited by this provision.

(c) Non-exclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(d) Effective Date and Plan Termination. This Plan became effective at the later of the completion of the spinoff of the Company by VF Corporation or its approval by the Committee. Once PRSUs have been granted under this Plan, the Plan will remain in effect until such time as the Company and Participants have no further rights or obligations in respect of PRSUs not yet settled or the Committee otherwise terminates this Plan.

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